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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                      VANGUARD/WELLESLEY INCOME FUND, INC.


1. Average Annual Total Return (As of December 31, 1996)
        P (1 + T)(n) = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   +9.42%
           N =   1 yr.
         ERV =   $1,094.19
     Five Year
           P =   $1,000
           T =   +10.93%
           N =   5 yrs.
         ERV =   $1,679.48
      Ten Year
           P =   $1,000
           T =   +11.06%
           N =   10 yrs.
         ERV =   $2,854.78



2. YIELD (30 Days Ended December 31, 1996)



                            a - b
                Yield = 2[( -----  + 1)(6) - 1]
                            c X d
        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period

    Example     a = $35,318,125.36
                b = $1,807,153.30
                c = 340,176,294.250
                d = $20.74
             Yield = 5.77%
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